EXHIBIT 10.2

FREEDOM HOLDINGS, INC.

September 7, 2024

Frank AI AB

Ellagardsvagen 40A

187 45

Taby, Sweden

Attn: Johannes Vermandois and Eric Heimer Co-Founders

Re:	Letter of Intent - Termination

Dear Sirs,

Please accept this letter to formally terminate the letter of intent dated June 24, 2024. After much discussion and research into the world of Artificial Intelligence, we have determined that such an acquisition would not be a good fit for our company’s future.

Please accept our apologies for the time it has taken to come to this decision, and we wish you the best in your future endeavors.

Sincerely, FREEDOM HOLDINGS, INC.

/s/ John Vivian
John Vivian
CEO/Director

Acknowledged this 7th day of September 2024

/s/ Johannes Vermandois	/s/ Eric Heimer
Johannes Vermandois	Eric Heimer